U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

                                November 10, 2006


                             Klever Marketing, Inc.
           (Name of small business issuer as specified in its charter)


           Delaware                 000-18730                363688583
(State or other jurisdiction       (Commission           (I.R.S. Employer
     of incorporation)              File Number)        Identification No.)


                  3785 S. 700 E. #230 Salt Lake City, UT 84106
               (Address of principal executive offices) (Zip Code)



        Registrant's telephone number, including area code (801) 263-0404

      --------------------------------------------------------------------
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)




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Check  the  appropriate  box  below  if the  Form  8-K  filing  is  intended  to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):


[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).



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Item 5.02(b) and (c) Change of Management:

            Klever Marketing, Inc. ("The Company") announces today the interim part-time Employment Agreement between the Company and Mr. John L. Hastings, III who will act as the Company's Interim President and Chief Executive Officer
(CEO) and an Employment Agreement between the Company and Bernadette Suckel who will act as a part-time Interim Chief Operating Officer (COO).

            Both Mr. Hastings and Ms. Suckel were designated as interim part-time officers for a five month period with anticipation the Company and each of these officers would enter into a more extended employment contract at the end of this initial interim term on March 31, 2007. Both officers have agreed to devote not less than 20-25 hours per week during the interim employment period ending March 31, 2007.

            Mr. John Zaccheo, who has been serving as the interim President, is resigning effective upon the announcement of these Employment Agreements, but will continue with the Company as a member of its Board of Directors. Both Mr. Hastings and Ms. Suckel were also appointed to the Board of Directors as part of the Employment Agreement to serve concurrently with their employment agreement as officers, or until otherwise regularly elected to the Board of Directors.

            Both Mr. Hastings and Ms. Suckel have been charged with general administrative responsibilities and duties for the Company consistent with their office and as otherwise generally prescribed by the By-Laws of the Company. In addition, the Board of Directors asked them to specifically focus upon securing the Company's patent rights and positions, working with legal counsel and other advisors in the raising of capital consistent with securities laws and regulations and to renegotiate and revise a present inactive joint venture agreement with Fujitsu Electronics, Inc. for the opening and operation of the Company's demonstration stores using its automated pricing and check-out proprietary systems.

            Mr. Hastings will essentially be entitled to earn, under the Interim Employment Agreement, $10,000.00 a month for the period of November, 2006 through March 2007 together with a payment of earned but unpaid prior compensation of $20,000.00, which was paid to him concurrently with the execution of the Agreement. Mr. Hastings would further receive deferred compensation of an additional $10,000.00 per month paid either in stock or cash, depending upon the success of the Company in raising capital during such interim employment periods, at the end of the interim period. Mr. Hastings will also earn up to 400,000 restricted common shares of the Company per month during each

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month of employment during the interim employment period.  Finally, Mr. Hastings may be entitled to certain incentives, cash bonuses or stock options, again determinate upon the Company's success in raising capital during the interim period, and amounting to not more than $250,000.00 or 2,000,000 of the Company's restricted common shares priced at $.25 per share, if certain milestones are met as more particularly set-out and described in the attached and incorporated Employment Agreements.

            Ms. Suckel would also receive like compensation arrangement except her monthly salary will be $5000.00 per month without any accrued or deferred salary. She would be also entitled to receive up to 75,000 of the Company's restricted common shares per month. She also has an opportunity to earn up to 400,000 shares of bonus compensation if the benchmarks are met, or alternatively $100,000.00 depending upon the success of the Company in raising capital during the interim employment period.

            Again, all of these compensations arrangements are more fully set-out in the attached and incorporated Employment Agreements for each of the officers.

            Following is a brief business biographical description of each of the new officers described above:

MR. JOHN L. HASTINGS, III, AGE 43.

Mr. Hastings has served as a Senior Vice President and General Manager of VNU-AC Nielsen Company from 1998 to June 2006. VNU-AC Nielsen is a multinational business research and market intelligence firm having its principal US place of business in Illinois and Global Headquarters in New York. Prior to this position, Mr. Hastings has served in executive and management positions with Cogit.com Corporation, Unisys Corporation, NCR/Teradata, Kraft Foods/All American Gourmet Company and Nestle-Stouffer's. Mr. Hastings holds a BA degree from California State at Fullerton awarded in 1985 and an MBA degree earned in 1987 from Pepperdine University, Malibu Ca. He has lived overseas for 5 years and has worked in 29 countries.

MS. BERNADETTE SUCKEL, AGE 50.

Ms. Suckel has served as a Vice President at VNU-AC Nielsen since 2000 to the present. Ms. Suckel was the General Manager of Consumer Goods Manufacturing and Distribution at Cogit.com, a start-up internet targeted marketing solution company from 1997 to 2000. Prior to this association, Ms. Suckel held multiple executive and consultative sales & marketing management positions with NCR/Teradata from 1979 to 1997, including Director of U.S. Food and Drug
Marketing from 1990 to 1993. Ms. Suckel holds a B.S. degree from California State University at Fresno awarded in 1978.



EXHIBITS:

            Exhibit

         Number     Description

         Exhibit 1 Employment Agreements between Klever Marketing and John L. Hastings III.

         Exhibit 2 Employment Agreement between Klever Marketing and Bernadette Suckel.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           Klever Marketing, Inc.



Date:       November 14, 2006              By___/s/_________________________
                                           John Zaccheo
                                           Resigning Interim President


                                                /s/
                                           --------------------------------
                                           John L. Hastings III
                                           New Interim President